Exhibit 99.1

 Perrigo Company Reports First Quarter Fiscal 2004 Earnings of $0.23 Per Share

    ALLEGAN, Mich., Oct. 24 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO) today announced results for the first quarter of fiscal 2004 ended September 27, 2003.

    Perrigo Company (Nasdaq: PRGO)
    (In thousands, except per share amounts)

                               Fiscal 2004             Fiscal 2003
                            1st Quarter Ended       1st Quarter Ended
                                 9/27/03                  9/28/02
    Sales                       $209,805                 $213,215
    Net Income                   $16,508                  $18,778
    Diluted EPS                    $0.23                    $0.26
    Diluted Shares                71,809                   71,745

    Net sales for fiscal 2004's first quarter were $209.8 million, a decrease of two percent from $213.2 million last year. Net income was $16.5 million, or $0.23 per share, compared with $18.8 million, or $0.26 per share, a year ago. Earnings from operations last year were $16.8 million, or $0.23 per share, excluding a lawsuit settlement in the first quarter which added $2.0 million after-tax, or $0.03 per share.

    Commenting on first quarter results, David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer, stated, "Sales in the first quarter were disappointing, largely the result of weakness in the cough/cold category, where we did not experience the anticipated seasonal shipments of products that address cough, cold and flu indications. This reflects our retail partners' commitment to lean inventories and their confidence in our customer service capabilities. The lack of inventory building at retail was also reflected in lower gross margins, as we did not have the level of production throughput that we anticipated. At this early stage of the cough and cold season, we still believe we can achieve revenue growth of three to five percent for the full year.

    "The Company continues its strong performance in generating cash, controlling inventories and managing the business. Customer service continues at historic high levels despite our inventories being down. During the quarter, we benefited from strong sales in two new products. Following its June launch, our loratadine tablet product, comparable to the national brand Claritin-D(R) 24 Hour, continued to sell well. In the nutritional segment we were pleased with the sell-in of our new branded diet aid product, Dr. Steven Rosenblatt's Starch Blocker.

    "Research and development expense was up only slightly as outlays for the internal development of generic prescription drug products were not yet material," said Gibbons. "During the quarter, we agreed to provide funding to a contract research and development firm for the development of 10 to 12 generic drugs over the next two years. We are excited about this step in building a generic prescription drug product portfolio."

    Perrigo will host a conference call to discuss first quarter fiscal 2004 results at 11:00 a.m. (ET) today. The call and replay will be available via webcast on the Company's Web site at www.perrigo.com/investor or by phone, toll free, 888-489-0147. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Friday, October 24 until midnight Tuesday, October 28. To listen to the replay, call 800-642-1687, access code 3266281.

    The Company is furnishing this earnings release to the Securities and Exchange Commission via Form 8-K and it is hereby incorporated by reference. The information provided on Form 8-K includes a summary of each non-GAAP financial measure included in this earnings release and the reasons management believes these non-GAAP financial measures are useful to investors.

    Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet (www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 25 - 30 of the Company's Form 10-K for the year ended June 28, 2003 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share amounts)
                                 (unaudited)

                                                         First Quarter
                                                     2004            2003
                                                                (as adjusted)*
               Net sales                           $209,805        $213,215
               Cost of sales                        151,819         151,536
               Gross profit                          57,986          61,679

               Operating expenses
                  Distribution                        3,522           4,027
                  Research and development            5,713           5,448
                  Selling and administration         23,406          25,603
                    Subtotal                         32,641          35,078
                  Unusual litigation                      -          (3,128)
                    Total                            32,641          31,950

               Operating income                      25,345          29,729
               Interest and other, net                 (449)           (208)

               Income before income taxes            25,794          29,937
               Income tax expense                     9,286          11,159

               Net income                           $16,508         $18,778

               Earnings per share
                  Basic                               $0.24           $0.27
                  Diluted                             $0.23           $0.26

               Weighted average shares outstanding
                  Basic                              70,040          70,719
                  Diluted                            71,809          71,745

    * The Company has reclassified certain amounts to conform to the current year presentation.

                               PERRIGO COMPANY
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                        September 27,  June 28,  September 28,
                                              2003       2003        2002
    Assets                                (unaudited)            (unaudited)
                                                                (as adjusted)*
    Current assets
       Cash and cash equivalents           $83,046     $93,827     $49,214
       Accounts receivable                  99,200      87,018     105,777
       Inventories                         149,872     160,326     163,704
       Current deferred income taxes        30,359      32,643      23,484
       Prepaid expenses and other current
        assets                              10,844       5,383       8,635
              Total current assets         373,321     379,197     350,814

    Property and equipment                 431,777     429,115     405,258
       Less accumulated depreciation       216,389     210,337     195,486
                                           215,388     218,778     209,772

    Goodwill                                35,919      35,919      35,919
    Non-current deferred income taxes        6,677       3,968       3,668
    Other non-current assets                19,140       6,108       4,295
                                          $650,445    $643,970    $604,468

    Liabilities and Shareholders' Equity
    Current liabilities
       Accounts payable                    $67,616     $72,186     $78,431
       Notes payable                         7,191       8,980       8,729
       Payroll and related taxes            22,354      40,535      23,232
       Accrued expenses                     41,276      36,590      39,740
       Accrued income taxes                 15,264       5,568      17,864
       Current deferred income taxes         2,965       2,683       3,621
              Total current liabilities    156,666     166,542     171,617

    Non-current deferred income taxes       25,538      25,484      22,722
    Other non-current liabilities            4,727       3,520       3,079

    Shareholders' equity
       Preferred stock, without par
        value, 10,000 shares authorized          -           -           -
       Common stock, without par value,
        200,000 shares authorized           90,363      88,990      80,120
       Unearned compensation                   (56)       (111)       (499)
       Accumulated other comprehensive
        income                                 187       1,282         952
       Retained earnings                   373,020     358,263     326,477
              Total shareholders' equity   463,514     448,424     407,050
                                          $650,445    $643,970    $604,468

    Supplemental Disclosures of Balance
     Sheet Information
       Allowance for doubtful accounts      $9,321     $10,242      $8,050
       Allowance for inventory             $21,602     $21,717     $20,714
       Working capital                    $216,655    $212,655    $179,197
       Preferred stock, shares issued            -           -           -
       Common stock, shares issued          69,994      70,034      69,424

    * The Company has reclassified certain amounts to conform to the current year presentation.

                               PERRIGO COMPANY
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                 (unaudited)

                                                         First Quarter
                                                     2004            2003
        Cash Flows From Operating Activities                    (as adjusted)*
           Net income                               $16,508         $18,778
           Adjustments to derive cash flows
             Depreciation                             7,031           6,865
             Compensation - stock options             1,318           1,333
             Deferred income taxes                      (77)            746
           Changes in operating assets
            and liabilities
             Accounts receivable                    (12,352)        (23,283)
             Inventories                             10,276          (8,188)
             Accounts payable                        (4,439)          4,659
             Payroll and related taxes              (18,175)         (8,104)
             Income taxes payable                     9,705           9,759
             Accrued expenses                         4,712           7,049
             Other                                   (6,312)           (256)
                 Net cash from operating activities   8,195           9,358

        Cash Flows For Investing Activities
           Additions to property and equipment       (4,993)         (5,116)
           Non-current note receivable              (10,000)              -
           Investment in equity subsidiaries         (1,000)              -
                 Net cash for investing activities  (15,993)         (5,116)

        Cash Flows For Financing Activities
           Borrowings (repayments) of
            short-term debt, net                     (1,631)           (156)
           Issuance of common stock                     400             143
           Repurchase of common stock                  (343)        (32,025)
           Cash dividends paid                       (1,751)              -
           Other                                          -              59
                 Net cash for financing activities   (3,325)        (31,979)

                 Net decrease in cash and
                  cash equivalents                  (11,123)        (27,737)
        Cash and cash equivalents, at
         beginning of period                         93,827          76,824
        Effect of exchange rate changes on cash         342             127
        Cash and cash equivalents, at end
         of period                                  $83,046         $49,214

        Supplemental Disclosures of Cash
         Flow Information
          Cash paid during the year for:
             Interest paid                             $162            $257
             Income taxes paid                         $579            $657

    * The Company has reclassified certain amounts to conform to the current year presentation.

                               PERRIGO COMPANY
                     RECONCILIATION OF NON-GAAP MEASURES
                                (in thousands)
                                 (unaudited)

                                                September 27,    September 28,
                                                     2003              2002

    Net income (GAAP)                              $16,508           $18,778
    Less: unusual litigation, net of tax                 -             2,000
    Net income before unusual litigation           $16,508           $16,778

    Earnings per share:
       Basic                                          0.24              0.24
       Diluted                                        0.23              0.23

    Weighted average shares outstanding:
       Basic                                        70,040            70,719
       Diluted                                      71,809            71,745

HTML1DocumentEncodingutf-8SOURCE Perrigo Company
-0- 10/24/2003
/CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: Investor@perrigo.com /
/Web site: http://www.perrigo.com /
(PRGO)

CO: Perrigo Company
ST: Michigan
IN: MTC
SU: ERN CCA MAV